Exhibit 4.40

Höegh LNG Partners LP
Wessex House, 5th Floor

45 Reid Street
Hamilton, HM 12
Bermuda

October 1, 2015

Höegh LNG Ltd.

Höegh LNG Holdings Ltd.

Hoegh LNG Egypt LLC

c/o Höegh LNG AS

Drammensveien 134

N-0277 Oslo, Norway

Reference is made to (i) the Contribution, Purchase and Sale Agreement, dated as of August 12, 2015 (the “Agreement”), by and among Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), Höegh LNG Ltd., a Bermuda exempted company (“Höegh LNG Ltd.” and, collectively with Höegh LNG, the “Seller Companies”), Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), and Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”), (ii) the Lease and Maintenance Agreement (the “Lease and Maintenance Agreement”), dated April 15, 2015, between Hoegh LNG Cyprus Limited, a Cyprus company (“CyprusCo”), acting through its Egyptian Branch, and Hoegh LNG Egypt LLC, an Egyptian company (“EgyptCo”) and (iii) the Regasification Service Agreement (the “Regasification Service Agreement”), dated November 3, 2014, between Egyptian Natural Gas Holding Company, an Egyptian company (the “Charterer”), and Höegh LNG Ltd., as amended pursuant to the Novation Agreement, dated March 29, 2015, among Höegh LNG, Höegh LNG Ltd., Hoegh LNG Egypt LLC (“EgyptCo”) and the Charterer, whereby Höegh LNG Ltd. transferred to EgyptCo, and EgyptCo accepted, all of Höegh LNG Ltd.’s rights, interests, duties and obligations under the Regasification Service Agreement. Capitalized terms used in this letter agreement and not otherwise defined herein will have the meanings ascribed to them in the Agreement.

The undersigned parties hereby agree that:

1.	The Partnership may participate with Höegh LNG, Höegh LNG Ltd. and EgyptCo (collectively, the “RSA Parties”) in all discussions with the Charterer regarding the Regasification Service Agreement or the Vessel. Upon request by the Partnership, the RSA Parties shall promptly provide copies of any correspondence with the Charterer or any other materials related to the Regasification Service Agreement or the Vessel.

2.	None of the RSA Parties shall amend, alter or otherwise modify, or permit any amendment, alteration or modification of, or terminate the Regasification Service Agreement without the prior written consent of the Partnership.

3.	Any extension or renewal of the Regasification Services Agreement or the Lease and Maintenance Agreement shall require approval of a majority of each of (a) the board of directors of the Partnership and (b) the Conflicts Committee thereof.

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4.	The Seller Companies hereby jointly and severally guarantee the payment by EgyptCo of Hire (as defined in the Lease and Maintenance Agreement) pursuant to the Lease and Maintenance Agreement (including any interest incurred by EgyptCo pursuant to Clause 10.4 of the Lease and Maintenance Agreement), but only to the extent that the failure of EgyptCo to pay such Hire is caused by (a) the breach by the Charterer of its obligation to pay hire pursuant to Clause 10 of the Regasification Service Agreement and EgyptCo is unable to draw upon EGAS’ Performance Guarantee (as defined in the Regasification Service Agreement) or (b) the Charterer’s claim of a force majeure event pursuant to Clause 21.1 (b), (c), (f) or (h) of the Regasification Service Agreement, or chemical or radioactive contamination or ionizing radiation resulting from any of the Force Majeure Events in such clauses. To the extent EgyptCo shall fail to pay Hire when due, the Seller Companies shall pay such Hire within 45 days of receipt of a notice from CyprusCo requesting payment.

5.	This letter agreement is incorporated by reference into the Agreement, and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Any disputes arising hereunder shall be resolved in the manner set forth in Section 10.7 of the Agreement.

Please confirm your acceptance and agreement of this letter agreement by signing in the space provided below. Upon your execution of this letter agreement (or counterpart copies hereof), this letter agreement shall become binding on the parties hereto.

[Signature page follows]

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Very truly yours,

HÖEGH LNG PARTNERS LP

By:		/s/ Richard Tyrrell
	Name:	Richard Tyrrell
	Title:	Chief Executive Officer and
Chief Financial Officer

HÖEGH LNG PARTNERS OPERATING LLC

By:		/s/ Richard Tyrrell
	Name:	Richard Tyrrell
	Title:	Chief Executive Officer and
Chief Financial Officer

Signature Page to Letter Agreement

Confirmed and agreed:

Höegh LNG HOLDINGS Ltd.

By:		/s/ Camilla Nyhus-Møller
	Name:	Camilla Nyhus-Møller
	Title:	Attorney-in-fact

Höegh LNG Ltd.

By:		/s/ Camilla Nyhus-Møller
	Name:	Camilla Nyhus-Møller
	Title:	Attorney-in-fact

Hoegh LNG Egypt LLC

By:		/s/ Cathinka Kahrs Rognsvåg
	Name:	Cathinka Kahrs Rognsvåg
	Title:	Attorney-in-fact

Signature Page to Letter Agreement